Exhibit 99.1

Date:	January 25, 2012
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS FOR THE FIRST FISCAL QUARTER OF 2012

Stroudsburg, Pennsylvania, January 25, 2012 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM “ESSA”), the holding company for ESSA Bank & Trust, today announced fiscal first quarter 2012 results for the three months ended December 31, 2011. The Company reported net income of $886,000, or $0.08 per diluted share, for the three months ended December 31, 2011, compared with $1.0 million, or $0.09 per diluted share, for the corresponding 2010 period.

Gary S. Olson, President and Chief Executive Officer commented, “In fiscal 2012 first quarter, we delivered solid and stable performance, with loan and deposit growth. Our results demonstrated operational expense discipline and outstanding credit and asset quality.

“From a long-term business and shareholder value perspective, our announced agreement to acquire First Star Bancorp was a particularly exciting development. We believe this merger, if approved, will generate numerous growth opportunities, greatly accelerating our ongoing organic expansion into the Lehigh Valley. The larger combined entity will have greater access to business banking relationships, including commercial lending, as well as a strong base of high-quality core deposits, consumer and mortgage loans. First Star’s locations and business mix provide an excellent complement to those of ESSA.”

Corporate Center:  200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531  Fax: 570-421-7158

Olson noted the merger process is well under way, but said that net income in fiscal first quarter 2012 already reflects merger-related expenses. “Although we expect merger-related expenses to have a negative impact on earnings for the next several months, we believe the long-term benefits to the organization and to shareholders far outweigh the short-term impact.”

Olson added: “Our capital remains well above both regulatory requirements and that of our peers. We anticipate that after the First Star acquisition is completed, we will continue to maintain high capital standards, with a franchise well-positioned to grow and prosper.”

Net Interest Income:

Net interest income decreased $422,000, or 5.9%, to $6.7 million for the three months ended December 31, 2011, from $7.1 million for the comparable period in 2010. The decrease was primarily attributable to a decrease in the Company’s average net earning assets of $13.5 million, and a decrease in the Company’s interest rate spread to 2.30% for the three months ended December 31, 2011, from 2.44% for the comparable period in 2010.

Provision for Loan Losses:

The provision for loan losses increased $20,000 or 4.2%, to $500,000 for the three months ended December 31, 2011, from $480,000 for the comparable period in 2010. The allowance for loan losses was $8.4 million, or 1.12% of loans outstanding at December 31, 2011, compared to $8.2 million, or 1.09% of loans outstanding at September 30, 2011.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The change in the provision for loan losses for the three-month period ended December 31, 2011, as compared to the comparable 2010 period was in response to this evaluation.

Noninterest Income:

Noninterest income increased $189,000, or 14.2%, to $1.5 million for the three months ended December 31, 2011, from $1.3 million for the comparable period in 2010. The primary reason for the increase was an increase in insurance commissions of $191,000 during the 2011 period. Olson explained, “the Bank’s expansion of its fee-based wealth management and business advisory services should drive ongoing growth in noninterest income.”

Noninterest Expense:

Noninterest expense increased $24,000, or 0.4%, to $6.7 million for the three months ended December 31, 2011, from $6.6 million for the comparable period in 2010. Noninterest expense for the three months ended December 31, 2011 includes approximately $149,000 in expenses related to the previously announced proposed merger between the Company and First Star Bancorp, Inc.

“Even with the addition of facilities and personnel in 2010 and 2011, we held operating expense at stable levels year-over-year,” said Olson. “We are focused on generating increasing productivity from all our locations, and have also looked for every opportunity to reduce back-office costs while maintaining high operational quality.”

Balance Sheet:

Total assets decreased $409,000, or 0.04%, to $1,097.1 million at December 31, 2011, compared to $1,097.5 million at September 30, 2011. Increases in loans receivable and investment securities available for sale were offset by a decrease in interest bearing deposits with other institutions. Net loans receivable increased $3.5 million. The increase in net loans receivable included increases in residential loans of $7.8 million, other loans of $66,000 and construction loans of $473,000 which were partially offset by declines in commercial loans, home equity and home improvement loans, and commercial real estate loans of $841,000, $749,000 and $3.1 million, respectively. Investment securities available for sale increased $9.4 million due primarily to additional purchases of municipal securities and government sponsored mortgage backed securities. Interest-bearing deposits with other institutions decreased primarily due to the use of cash for loan growth and investment securities purchases.

Total deposits increased $2.4 million, or 0.4%, to $640.3 million at December 31, 2011, from $637.9 million at September 30, 2011. The primary reason for the increase was an increase in certificates of deposit accounts of $12.3 million including an increase of $5.4 million in brokered certificates. This increase was partially offset by decreases in noninterest bearing demand accounts of $2.5 million, NOW accounts of $3.7 million and money market accounts of $4.3 million. Borrowed funds decreased during the same time period by $5.0 million.

Stockholders’ equity decreased $162,000, or 0.1%, to $161.5 million at December 31, 2011, from $161.7 million at September 30, 2011, primarily as a result of a decrease in the Company’s accumulated other comprehensive loss offset, in part, by net income. The accumulated other comprehensive loss was $571,000 at December 31, 2011, compared to other comprehensive income of $586,000 at September 30, 2011, primarily due to a decrease in the unrealized gain (loss), net of taxes on the Company’s investment securities available for sale.

Asset Quality:

Nonperforming assets totaled $16.4 million, or 1.49%, of total assets at December 31, 2011, compared to $13.9 million, or 1.26%, of total assets at September 30, 2011. The increase was primarily due to increases of $1.6 million in nonperforming residential loans. The number of nonperforming residential loans increased to 58 at December 31, 2011 from 41 at September 30, 2011. The Company, in response to these and other trends, made a provision for loan losses of $500,000 for the three months ended December 31, 2011, compared to a provision of $480,000 for the comparable three-month period in 2010. The allowance for loan losses was $8.4 million, or 1.12%, of loans outstanding at December 31, 2011, compared to $8.2 million, or 1.09%, of loans outstanding at September 30, 2011.

Olson concluded: “ESSA is well-capitalized and positioned to pursue lending and deposit opportunities. We are enthusiastic about the prospect of creating a significantly larger institution with an expanded customer base and access to new markets.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 17 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2011	September 30, 2011
	(dollars in thousands)
ASSETS
Cash and due from banks	$9,087	$9,801
Interest-bearing deposits with other institutions	19,977	31,893

Total cash and cash equivalents	29,064	41,694
Investment securities available for sale, at fair value	254,746	245,393
Loans receivable (net of allowance for loan losses of $8,393 and $8,170)	742,100	738,619
Federal Home Loan Bank stock, at cost	16,038	16,882
Premises and equipment, net	11,470	11,494
Bank-owned life insurance	23,454	23,256
Foreclosed real estate	2,103	2,356
Intangible assets, net	1,744	1,825
Goodwill	40	40
Other assets	16,312	15,921

TOTAL ASSETS	$1,097,071	$1,097,480

LIABILITIES
Deposits	$640,344	$637,924
Short-term borrowings	10,000	4,000
Other borrowings	273,410	284,410
Advances by borrowers for taxes and insurance	3,728	1,381
Other liabilities	8,072	8,086

TOTAL LIABILITIES	935,554	935,801

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	170	170
Additional paid in capital	167,300	166,758
Unallocated common stock held by the Employee Stock Ownership Plan	(11,325)	(11,438)
Retained earnings	67,555	67,215
Treasury stock, at cost	(61,612)	(61,612)
Accumulated other comprehensive (loss)/income	(571)	586

TOTAL STOCKHOLDERS’ EQUITY	161,517	161,679

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,097,071	$1,097,480

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended December 31,
	2011	2010
	(dollars in thousands)
INTEREST INCOME
Loans receivable, including fees	$9,341	$9,844
Investment securities:
Taxable	1,638	1,922
Exempt from federal income tax	48	78
Other investment income	2	—

Total interest income	11,029	11,844

INTEREST EXPENSE
Deposits	1,911	1,696
Short-term borrowings	5	22
Other borrowings	2,405	2,996

Total interest expense	4,321	4,714

NET INTEREST INCOME	6,708	7,130
Provision for loan losses	500	480

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,208	6,650

NONINTEREST INCOME
Service fees on deposit accounts	727	762
Service charges and fees on loans	184	210
Trust and investment fees	215	211
Gain on sale of loans, net	—	3
Earnings on Bank-owned life insurance	198	137
Insurance commissions	191	—
Other	9	12

Total noninterest income	1,524	1,335

NONINTEREST EXPENSE
Compensation and employee benefits	3,936	3,880
Occupancy and equipment	756	777
Professional fees	490	429
Data processing	482	449
Advertising	86	186
Federal Deposit Insurance Corporation (FDIC) premiums	162	184
Loss on foreclosed real estate	67	106
Amortization of intangible assets	81	—
Other	602	627

Total noninterest expense	6,662	6,638

Income before income taxes	1,070	1,347
Income taxes	184	335

NET INCOME	$886	$1,012

EARNINGS PER SHARE
Basic	$0.08	$0.09
Diluted	$0.08	$0.09

ESSA BANCORP, INC. AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended December 31,
	2011	2010
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,091,756	$1,068,256
Total interest-earning assets	1,037,175	1,021,332
Total interest-bearing liabilities	887,040	857,656
Total stockholders’ equity	161,880	171,208

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,807,598	11,857,337
Average shares outstanding - diluted	10,807,598	11,860,210
Book value shares:	12,109,622	13,181,590

NET INTEREST RATE SPREAD	2.30%	2.44%
NET INTEREST MARGIN	2.57%	2.77%